Exhibit 10.3

Execution Copy

AMENDED AND RESTATED OMNIBUS AGREEMENT

by and among

SEMGROUP, L.P.,

SEMMANAGEMENT, L.L.C.,

SEMMATERIALS, L.P.,

SEMGROUP ENERGY PARTNERS, L.P.,

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

and

SEMMATERIALS ENERGY PARTNERS, L.L.C.

dated as of

February 20, 2008

AMENDED AND RESTATED OMNIBUS AGREEMENT

THIS AMENDED AND RESTATED OMNIBUS AGREEMENT (“Agreement”) is entered into effective as of the 20th day of February, 2008 (“Effective Date”) and is by and among SemGroup, L.P., an Oklahoma limited partnership (“Parent”), SemManagement, L.L.C., a Delaware limited liability company (“Management Company”), SemMaterials, L.P., an Oklahoma limited partnership (“SemMaterials”), SemGroup Energy Partners, L.P., a Delaware limited partnership (“Partnership”), SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company (“General Partner”), and SemMaterials Energy Partners, L.L.C., a Delaware limited liability company (“SMEP”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. Parent, Management Company, the Partnership and General Partner entered into that certain Omnibus Agreement (the “Original Agreement”), dated and effective as of the 20th day of July 2007, to (i) evidence their agreement with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Parent and its Affiliates for and on behalf of the Partnership Group (as defined herein) and for the services of those employees of Parent and its Affiliates as are needed to enable the Partnership Group to operate and manage its business and assets and (ii) evidence their agreement with respect to certain indemnification obligations of the Parties.

2. The Parties desire to amend and restate the Original Agreement to, among other things, reflect the purchase of SMEP by an Affiliate of the Partnership from SemMaterials and SMEP’s ownership of the Storage Tank Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 3.3(a) of this Agreement.

“Affiliate” is defined in the Partnership Agreement.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Applicable Period” is defined in Section 3.1 of this Agreement.

“Asphalt Processing Assets” shall have the same meaning given to the term “Retained Assets” in the Storage Tank and Terminal Contribution Agreement.

“Assets” means collectively the Crude Oil Assets and the Storage Tank Assets.

“Cause” is defined in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Closing Contribution, Conveyance, Assignment and Assumption Agreement, dated as of July 20, 2007, by and among various entities of the Parent Entities and the Partnership Group, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1(a)(ii) of this Agreement.

“Crude Oil Assets” means the crude oil gathering, transportation, terminalling and storage assets conveyed, contributed or otherwise transferred by the Parent Entities to the Partnership Group pursuant to the Contribution Agreement.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law, now or hereafter in effect, relating to the protection of the environment (including, but not limited to, any natural resource damages, any generation, use, storage, treatment, Release or threatened Release of Hazardous Substances into the indoor or outdoor environment, and any exposure of any Person or property to Hazardous Substances) including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and all other environmental conservation and protection laws, each as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&A Services” is defined in Section 3.1 of this Agreement.

“General Partner” is defined in the introductory paragraph of this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance or words of similar meaning or impact, or that is otherwise regulated or as to which liability may arise under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined and (c) asbestos, whether in a friable or non-friable condition, polychlorinated biphenyls or radon.

“Indemnified Party” means either the Partnership or Parent, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership or Parent, as the case may be, each in its capacity as a party from whom indemnification may be sought in accordance with Article II.

“Insurance Reimbursement” is defined in Section 3.5(a) of this Agreement.

“K.C. Asphalt” means K.C. Asphalt, L.L.C., a Colorado limited liability company.

“License” is defined in Section 4.1 of this Agreement.

“Limited Partner” is defined in the Partnership Agreement.

“Management Company” is defined in the introductory paragraph of this Agreement.

“Mark” is defined in Section 4.1 of this Agreement.

“Name” is defined in Section 4.1 of this Agreement.

“Operational Services” is defined in Section 3.1 of this Agreement.

“Original Agreement” is defined in the first recital paragraph of this Agreement.

“Original Agreement Effective Date” means July 20, 2007.

“Parent” is defined in the introductory paragraph of this Agreement.

“Parent Acceptance Deadline” is defined in Section 5.2(a) of this Agreement.

“Parent Acquisition Proposal” is defined in Section 5.2(b) of this Agreement.

“Parent Disposition Notice” is defined in Section 5.2(b) of this Agreement.

“Parent Entities” means Parent and any Person (other than Partnership Group Members) Controlled, directly or indirectly, by Parent; and “Parent Entity” means any of the Parent Entities. For purposes of Article VI, “Parent Entities” shall also be deemed to include Parent GP and any Person (other than Partnership Group Members) Controlled, directly or indirectly, by Parent GP.

“Parent Entity Restricted Business” is defined in Section 6.1 of this Agreement.

“Parent Entity Subject Assets” is defined in Section 6.2(g) of this Agreement.

“Parent GP” means SemGroup G.P., L.L.C., an Oklahoma limited liability company.

“Parent Offer Price” is defined in Section 5.2(b) of this Agreement.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Acceptance Deadline” is defined in Section 5.2(b) of this Agreement.

“Partnership Acquisition Proposal” is defined in Section 5.2(a) of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., dated as of July 20, 2007, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to July 20, 2007 shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Disposition Notice” is defined in Section 5.2(a) of this Agreement.

“Partnership Group” means the General Partner, Partnership and each entity directly or indirectly Controlled by Partnership and the General Partner.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Group Subject Assets” is defined in Section 6.4(d) of this Agreement.

“Partnership Group Restricted Business” is defined in Section 6.3 of this Agreement.

“Partnership Offer Price” is defined in Section 5.2(a) of this Agreement.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Proposed Transferee” is defined in Section 5.1(a) of this Agreement.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Retained Assets” means the terminals, pipelines, trucks and other assets and investments owned by any of the Parent Entities as of the date of this Agreement that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement including, without limitation, replacements and natural extensions of any Retained Assets.

“Risk-Based Cleanup Criteria” are a risk-based cleanup criteria authorized under applicable Environmental Law for remediation of a particular property, taking into consideration any Partnership Group Member’s use of the property being remediated and, if such property is not owned by the Partnership Group, any contractual or other requirements imposed by the property owner.

“ROFR Assets” is defined in Section 5.1(c) of this Agreement.

“SemMaterials” is defined in the introductory paragraph of this Agreement.

“SMEP” is defined in the introductory paragraph of this Agreement.

“Storage Tank Assets” means those asphalt cement and residual fuel storage tanks and other assets contributed and conveyed to SMEP pursuant to the Storage Tank and Terminal Contribution Agreement.

“Storage Tank and Terminal Contribution Agreement” means that certain Contribution Agreement by and among K.C. Asphalt, SemMaterials and SMEP dated as of January 28, 2008.

“Terminalling and Storage Agreement” means the Terminalling and Storage Agreement by and between SemMaterials and SMEP dated of even date herewith.

“Throughput Agreement” means that certain Throughput Agreement dated effective as of July 20, 2007 by and among various entities of the Partnership Group and the Parent Entities.

“Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been or are threatened to be Released into the environment by or as a result of the actions or omissions of the defendant.

“Transfer”, including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.

“Units” is defined in the Partnership Agreement.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE II

INDEMNIFICATION

2.1 Environmental Indemnification.

(a) Subject to Section 2.2, Parent shall indemnify, defend and hold harmless the Partnership Group for a period of five years after the Closing Date from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, supplemental environmental project costs, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:

(i) any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Crude Oil Assets, or

(ii) any event or condition associated with the ownership or operation of the Crude Oil Assets (including, without limitation, the presence of Hazardous Substances on, under, about or being Released to or from the Crude Oil Assets or the Release of Hazardous Substances generated by the operation of the Crude Oil Assets at non-Crude Oil Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, abatement, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, using

Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work; but only to the extent that such violation complained of under Section 2.1(a)(i) or such events or conditions included under Section 2.1(a)(ii) occurred or existed on or before the Original Agreement Effective Date (collectively, “Covered Environmental Losses”).

(b) The Partnership Group shall jointly and severally indemnify, defend and hold harmless the Parent Entities from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, supplemental environmental project costs, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Parent Entities by reason of or arising out of:

(i) any violation or correction of any violation of Environmental Laws associated with the ownership or operation of the Crude Oil Assets, or

(ii) any event or condition associated with the ownership or operation of the Crude Oil Assets (including, without limitation, the presence of Hazardous Substances on, under, about or Releasing to or from the Crude Oil Assets or the Release of Hazardous Substances generated by the operation of the Crude Oil Assets at non-Crude Oil Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, abatement, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work; in each case only to the extent that such violation complained of under Section 2.1(b)(i) or such events or conditions included under Section 2.1(b)(ii) occurred or existed after the Original Agreement Effective Date, and to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Parent under this Article II.

2.2 Limitations Regarding Environmental Indemnification. The aggregate liability of Parent in respect of all Covered Environmental Losses under Section 2.1(a) shall not exceed $7,500,000. Parent shall not have any obligation under Section 2.1(a) until the Covered Environmental Losses of the Partnership Group exceed $250,000, and then only to the extent such aggregate Covered Environmental Losses exceed $250,000. Notwithstanding anything herein to the contrary, in no event shall Parent have any indemnification obligations under Section 2.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

2.3 Additional Indemnification of Partnership by Parent.

(a) Parent shall indemnify, defend and hold harmless the Partnership Group for a period of five years after the Closing Date from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (i) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any of the Crude Oil Assets are located as of the Closing Date; (ii) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such Crude Oil Asset referred to in clause (i) of this Section 2.3(a) to cross the roads, waterways, railroads and other areas upon which any such Crude Oil Asset is located as of the Closing Date; (iii) the failure of the applicable Partnership Group Member to have any consent or governmental permit necessary to allow the transfer of any of the Crude Oil Assets to such Partnership Group Member as of the Closing Date and (iv) the cost of curing any condition set forth in clause (i), (ii) or (iii) above that does not allow any of the Crude Oil Assets to be operated in accordance with customary industry practice.

(b) In addition to and not in limitation of the indemnification provided under Sections 2.1(a) and 2.2(a), Parent shall indemnify, defend, and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (i) all currently pending legal actions against the Parent Entities, (ii) events and conditions associated with the Retained Assets, whether occurring before or after the Closing Date, except to the extent such events and conditions relate to SMEP’s ownership and operation of the Storage Tank Assets after the Effective Date and (iii) all federal, state and local income tax liabilities attributable to the operation of the Crude Oil Assets prior to the Closing Date, including any such income tax liabilities of the Parent Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner to the extent that Parent is notified in writing of such tax claims within three months after the date of the expiration of the applicable statute of limitations.

2.4 Additional Indemnification of Parent by Partnership. In addition to and not in limitation of the indemnification provided under Section 2.1(b) or the Partnership Agreement, the Partnership Group shall jointly and severally indemnify, defend, and hold harmless the Parent Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Parent Entities by reason of or arising out of events and conditions associated with the operation of the Crude Oil Assets and occurring on or after the Closing Date (other than Covered Environmental Losses, which are provided for under Section 2.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. For purposes of calculating the aggregate liability of Parent under Section 2.1(a), Parent will be deemed to have incurred any such liability when incurred or paid (and such liability shall be applied toward the $7,500,000 limitation on liability set forth in Section 2.2), regardless of the status of any insurance claims in respect thereof, and such liability (and the application thereof toward the $7,500,000 limitation on liability set forth in Section 2.2) will be reduced when any insurance proceeds in respect thereof are actually received by Parent to the extent that Parent is not required to pay such proceeds over to any of the Partnership Entities.

(e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

ARTICLE III

SERVICES

3.1 General. During the period beginning on the date of this Agreement and ending on the earlier of (x) the date the Parent Entities cease to Control the General Partner or (y) the end of the three-year period beginning on the date of this Agreement, (the “Applicable Period”), the Management Company (or another Parent Entity) will provide (i) general and administrative services, which shall include centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax compliance, engineering and marketing (“G&A Services”) and (ii) the services of such of its employees (“Operational Services”) as are needed to manage and operate the business and Assets of the Partnership Group, as more particularly described in Section 3.2.

3.2 Nature of the Operational Services.

(a) In general, the Operational Services provided during the Applicable Period shall be sufficient to allow the Partnership Group to manage and operate its business and the Assets in substantially the same manner as such business and Assets have been historically managed and operated by the Parent Entities and in accordance with prudent industry practices. During the Applicable Period, except as otherwise provided in this Agreement, the Partnership Group will satisfy all of its needs for Operational Services through this Agreement.

(b) The Operational Services shall also be sufficient to allow the Partnership Group to provide those services it is obligated to provide under the Throughput Agreement, including the services listed on Attachment A thereto, and the Terminalling and Storage Agreement, including the services listed in Section 2 thereof.

(c) In order to achieve the necessary level of Operational Services specified in subsections (a) and (b) above, it is expected that the Management Company will provide no fewer than 300 Management Company employees who shall spend all or substantially all of their working time performing the Operational Services that are needed in order for the Partnership Group to manage and operate its business and the Assets, including performing the services that are required under the Throughput Agreement and the Terminalling and Storage Agreement.

(d) Management Company employees assigned to work for the Partnership Group pursuant to this Agreement will perform the services required of the Partnership Group in managing and operating its business and the Assets as directed by and under the exclusive control and supervision of the General Partner. The Parties expressly understand and agree that the General Partner shall, on behalf of the Partnership Group, have exclusive control over the manner in which the Partnership’s business and the Assets are operated and in which the

Partnership’s services are performed. In this regard, Management Company shall consult with the General Partner regarding how many Management Company employees are needed in order to perform the services that are required to manage and operate the Partnership Group’s business and to properly operate and maintain the Assets, the identity of Management Company employees who will perform particular services, the activities and functions to be undertaken by such employees in connection with performing such services, the establishment of work schedules in the performance of such services, the discharge or replacement of employees performing such services, and the hiring of new or additional employees to perform such services.

3.3 Administrative Fee.

(a) In consideration of the G&A Services and the services of the executive officers of the General Partner, the Partnership shall pay the Management Company, another Parent Entity or the General Partner, an administrative fee (the “Administrative Fee”) of $7,000,000 per year (subject to adjustment as specified below) for the Applicable Period, payable in arrears in equal quarterly installments beginning on the last day of the first fiscal quarter of the Partnership ending after the date of this Agreement (prorated to account for any partial quarterly period).

(b) Management Company may increase the Administrative Fee as of the first day of July of each year beginning with July 1, 2008 by an amount up to the product of the then-current Administrative Fee multiplied by the percentage increase, if any, from the immediately preceding year in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted.

(c) If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, then Management Company shall propose a revised Administrative Fee that covers the provision of G&A Services for such additional assets. If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Administrative Fee, the Management Company shall provide G&A Services for the additional assets pursuant to the terms set forth herein, and references herein to “Assets” shall thereafter include such additional assets.

(d) On each anniversary of the date of this Agreement, the Partnership will have the right to submit to Management Company a proposal to reduce the amount of the Administrative Fee for the current year if the Partnership believes, in good faith, that the G&A Services performed by the Management Company for the preceding year do not justify payment of the full Administrative Fee for the current year. If the Partnership submits such a proposal to Management Company, Management Company agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for the current year should be reduced.

3.4 Charges for Operational Services. In consideration for Management Company’s performance of the Operational Services, the Partnership Group shall reimburse the Parent Entities separately for:

(a) wages, salaries and related payroll taxes of employees of Management Company who perform Operational Services on behalf of the Partnership Group, in each case as adjusted to properly reflect the time spent by such Management Company employees in the performance of such Operational Services; and

(b) the cost of all employee benefits, such as 401(k), pension, and health insurance benefits relating to employees of Management Company who perform Operational Services on behalf of the Partnership Group, in each case as adjusted to properly reflect the time spent by such Management Company employees in the performance of such Operational Services.

3.5 Reimbursements and Other Separate Changes. The Partnership shall also reimburse Parent Entities for the following:

(a) insurance premiums (the “Insurance Reimbursement”) incurred with respect to the Assets. Parent may increase the Insurance Reimbursement at any time in accordance with increases in the premiums or fees payable under the applicable insurance policies with respect to the Assets. If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, Parent shall propose a revised Insurance Reimbursement covering insurance premiums for such additional assets. If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Insurance Reimbursement, Parent shall procure insurance coverage for the additional assets pursuant to the terms set forth herein and reference herein to the “Assets” shall thereafter include such additional assets for purposes of this Section 3.5;

(b) out-of-pocket costs and expenses incurred by the Parent Entities on behalf of the Partnership Group, including the incremental general and administrative expenses of the Partnership in becoming a public company, the cost of preparing Schedules K-1 for the Limited Partners and General Partner, the cost of external and internal audits, transfer agent and registrar fees, legal fees, printing costs, the cost of preparing reports to the owners of Units and other similar costs and expenses;

(c) costs and expenses incurred by the Parent Entities for services that are performed by third Persons on behalf of the Partnership Group unless such services were at any time performed by the Parent Entities in connection with the management and operation of the Assets and were performed by third Persons for the first time during the one-year period prior to the date of this Agreement; and

(d) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the G&A Services and Operational Services.

3.6 Invoices. Within thirty (30) days of the date that the Parent Entities furnishes the Partnership with an invoice or report specifying the reimbursable costs incurred by the Parent Entities under Sections 3.4 and 3.5, the Partnership shall pay the Parent Entities the amounts specified in such invoice. The Parent Entities shall keep accurate and complete records of the reimbursable costs incurred pursuant to Sections 3.4 and 3.5. The Partnership shall have the right to review the books and records of the Parent Entities with respect to all costs and expenses payable by the Partnership to the Parent Entities pursuant to Sections 3.4 or 3.5, and the Parent Entities shall provide the Partnership with access to its relevant books and records at reasonable times following reasonable notice and shall enable the Partnership to make copies of all relevant documents.

3.7 Automatic Renewal. The Applicable Period shall automatically renew for subsequent two-year periods, cancelable on one year’s notice by either Parent or the Partnership. Following the expiration of the Applicable Period, the General Partner will determine the amount of staff and support expenses and insurance premium expenses that are properly allocable to the Partnership Group in accordance with the terms of the Partnership Agreement.

3.8 Compensation of Employees. The Management Company employees provided as part of the Operational Services to the Partnership during the Applicable Period will remain employees of the Management Company. They will continue to be compensated under the various employee compensation and benefit plans of the Management Company. In addition, they may be eligible to receive benefits and awards under compensation plans established by the Partnership Group. At all times during the Applicable Period, Parent will ensure that the Management Company employees are covered by worker’s compensation insurance, with policy limits equal to or greater than the limits that are specified in the Throughput Agreement and the Terminalling and Storage Agreement.

ARTICLE IV

TRADEMARK LICENSE

4.1 Grant of License. Upon the terms and conditions set forth in this Article IV, Parent hereby grants and conveys to the Partnership Group, the non-exclusive, worldwide right and license (“License”) to use the name “SemGroup” and the name “SemMaterials” (each a “Name” and collectively the “Names”) and the “Triple S Shield” logo as shown on Exhibit A (the “Mark”) on or in connection solely with the goods and services offered for sale by the Partnership Group.

4.2 Use of Mark. The Partnership agrees that its and the other Partnership Group Members’ use the Mark shall be in compliance with the standards, specifications, directions, information and know-how supplied by Parent, including without limitation the SemGroup, L.P. Logo Identity Standards and Usage Guidelines, as may be modified by Parent from time to time. The Partnership agrees to comply, and to cause the other Partnership Group Members to comply, with any requirements established by Parent concerning the style, design, display and use of the Mark, to correctly use the trademark symbol ™, the service mark symbol SM or registration symbol ® with every use of the Mark, to use the registration symbol ® upon receiving notice of registration of the Mark from Parent and to submit in advance of its use all advertising copy, brochures or other materials incorporating the Mark to Parent for approval.

4.3 Royalties. The Partnership Group shall pay no royalties under this License.

4.4 Duration; Termination.

(a) This License shall remain in full force and effect until it is terminated. At such time as General Partner is no longer an Affiliate of Parent or there is a Change of Control of the Partnership, the license granted hereunder shall immediately terminate without further action of any Party.

(b) If any Partnership Group Member makes an assignment for the benefit of its creditors or if any Partnership Group Member discontinues its business, the License hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. In the event this License is so terminated, each Partnership Group Member, its representatives, trustees, agents, administrator, successors and/or assigns shall immediately cease all further use of the Name and the Mark, including any use in connection with any goods or services or any advertising, promotional or other materials pertaining thereto, except with and under the special consent and instructions of Parent in writing, which instructions it shall be obligated to follow.

4.5 Right To Inspect; Quality Control. The Partnership agrees to submit, and to cause the other Partnership Group Members to submit, to Parent from time to time and to permit Parent or its duly authorized representative the right to inspect each Partnership Group Member’s use of the Names and the Mark. When requested by Parent, the Partnership agrees to send, and to cause the other Partnership Group Members to send, samples of advertising and promotional materials utilizing either of the Names or the Mark and any other documents which may permit Parent to determine whether its uses meet the standards, specifications and directions approved by Parent. Parent shall have the right, at all reasonable times, to monitor each Partnership Group Member’s use of the Names and the Mark, including its use in connection with the goods and services of the Partnership Group identified by the Name and the Mark to determine that they are of the proper quality.

4.6 Ownership. The Partnership agrees that ownership of the Names and the Mark and the goodwill relating thereto shall remain vested in Parent both during the term of this License and thereafter, and the Partnership further agrees never to challenge, contest or question, and to cause the other Partnership Group Members never to challenge, contest or question, the validity of Parent’s ownership of the SemGroup Name and the Mark registrations thereof by Parent or SemMaterials’ ownership of the SemMaterials Name or any registrations thereof by SemMaterials. In connection with the use of the Names and the Mark, the Partnership shall not, and the Partnership shall cause the other Partnership Group Members not to, in any manner represent that it has any ownership in the Names and the Mark or registration thereof except as set forth herein, and the Partnership acknowledges that the use of the Names and the Mark shall not create in the Partnership’s favor or any Partnership Group Member’s favor any right, title or interest in or to the Names and the Mark, but all uses of the Names and the Mark by any Partnership Group Member shall inure to benefit of Parent.

4.7 Policing of Mark. The Partnership agrees to inform, and to cause the other Member of the Partnership Group to inform, Parent of the use of any marks similar to the Mark and any potential infringements or imitations of the Mark which come to its attention. Parent shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. The Partnership shall not, and the Partnership shall cause the other Partnership Group Members not to, institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Parent to do so. The Partnership agrees to assist, and to cause the other Partnership Group Members to assist, Parent to the extent necessary in the procurement of any registration, extension or renewal for, or to protect any of Parent’s rights to the Mark.

4.8 Litigation. In the event any Partnership Group Member is named as defendant in any action based on its use of the Name or the Mark, the Partnership agrees to immediately notify Parent, and Parent shall have the right to intervene in any such action and to control and direct the defense thereof, including the right to select defense counsel; provided that, in the event Parent chooses to exercise such control and if the Partnership Group Members have complied with all of its obligations under this License, Parent shall reimburse the Partnership for the cost of its defense and to indemnify it against all damages arising therefrom.

4.9 Indemnification By Partnership.

(a) Partnership hereby assumes all responsibility for and agrees to indemnify Parent against any and all damages, losses, claims, suits or other expenses whatsoever arising out of any Partnership Group Member’s promotion, advertising, use or sale of any services under the Names or the Mark, including Parent’s reasonable attorneys’ fees incurred in the defense of any action against Parent.

(b) As used in this Section 4.9, and for purposes of determining liability to Parent, Parent shall include all of the Parent Entities and their owners, directors, officers, employees, agents, representatives, successors and assigns of Parent.

4.10 Effect of Termination or Expiration. Upon and after the expiration or termination of this License, all rights granted to the Partnership Group hereunder shall forthwith revert to Parent. The Partnership will refrain, and the Partnership shall cause the other Partnership Group Members to refrain, from further use of the Names and the Mark or any further reference to it, direct or indirect, or use of any mark deemed by Parent to be similar to the Mark in connection with the Partnership Group’s goods and services.

4.11 Parent’s Remedies.

(a) The Partnership acknowledges that its and the other Partnership Group’s failure to cease the use of the Names and the Mark in connection with the services at the termination or expiration of this License will result in immediate and irremediable damage to Parent and to the rights of any subsequent licensee of the Names and the Mark. The Partnership acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and the Partnership agrees that in the event of such failure Parent shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper.

(b) Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Parent may be entitled under this License or otherwise.

4.12 Assignment. The rights and license granted under this License shall not be assignable in any manner by any Partnership Group Member without Parent’s prior written consent. No Partnership Group Member may sublicense any of the rights granted herein. Parent may assign this License and/or the Names or the Mark, but shall furnish written notice of such assignment to Partnership. This License will inure to the benefit of the parties and their respective heirs, personal representatives, and permitted successors and assigns.

ARTICLE V

RIGHTS OF FIRST REFUSAL

5.1 Rights of First Refusal. Subject to Section 5.1(c), for so long as the Terminalling and Storage Agreement is in effect, the Partnership, on behalf of itself and the other Partnership Group Members, and SMEP hereby grant to Parent a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender or a Transfer to another Partnership Group Member) of any Storage Tank Asset; provided, that Parent agrees to pay or to cause another Parent Entity to pay no less than 100% of the purchase price offered by a bona fide third party prospective acquiror (a “Proposed Transferee”). Subject to Section 5.1(c), for so long as the Terminalling and Storage Agreement is in effect, Parent, on behalf of itself and the other Parent Entities, and SemMaterials hereby grant to the Partnership a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender or a Transfer to another Parent Entity) of any Asphalt Processing Asset; provided, in each case, that the Partnership agrees to pay or to cause another Partnership Group Member to pay no less than 100% of the purchase price offered by a Proposed Transferee.

(c) The Parties acknowledge that any potential Transfer of assets pursuant to this Article V (such assets, the “ROFR Assets”) shall be subject to, conditioned on and in compliance with obtaining any and all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.

5.2 Procedures. If a Partnership Group Member proposes to Transfer any ROFR Assets to a Proposed Transferee (a “Partnership Acquisition Proposal”), then the General Partner shall promptly give written notice (a “Partnership Disposition Notice”) thereof to Parent. The Partnership Disposition Notice shall set forth the following information in respect of the proposed Transfer: (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the Partnership Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the “Partnership Offer Price”), (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Parent to reasonably determine the fair value of such non-cash consideration, (v) the General Partner’s estimate of the fair value of any non-cash consideration, and (vi) all other material terms and conditions of the Partnership Acquisition Proposal that are then known to the General Partner. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Partnership Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration. No later than 45 days after Partnership’s delivery of the Partnership Disposition Notice (the “Parent Acceptance Deadline”), Parent shall notify the General Partner in writing that either (i) Parent has elected not to purchase the applicable ROFR Assets on the terms set forth in the Partnership Disposition Notice, in which case the Partnership

Entities may own, operate or Transfer the applicable ROFR Assets without any further obligation to offer such ROFR Assets to Parent, other than any re-offer of the same ROFR Assets pursuant to the terms set forth in this paragraph (a) below, or (ii) Parent has elected to purchase the applicable ROFR Assets on the terms set forth in the Partnership Disposition Notice (subject to the proviso set forth in Section 5.1(a), including without limitation the requirement to pay the Partnership Offer Price). If the Transfer by the Partnership Group Member to the Proposed Transferee is not consummated in accordance with the terms of the Partnership Acquisition Proposal within the later of (A) 180 days after the Parent Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the Partnership Acquisition Proposal shall be deemed to lapse, and the Partnership Group Member may not Transfer any of the ROFR Assets described in the Partnership Disposition Notice without complying again with the provisions of this Article V if and to the extent then applicable.

(b) If a Parent Entity proposes to Transfer any ROFR Assets to a Proposed Transferee (a “Parent Acquisition Proposal”), then Parent shall promptly give written notice (a “Parent Disposition Notice”) thereof to the General Partner. The Parent Disposition Notice shall set forth the following information in respect of the proposed Transfer: (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the Parent Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the “Parent Offer Price”), (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the General Partner to reasonably determine the fair value of such non-cash consideration, (v) Parent’s estimate of the fair value of any non-cash consideration, and (vi) all other material terms and conditions of the Parent Acquisition Proposal that are then known to Parent. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Parent Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration. No later than 45 days after Parent’s delivery of the Parent Disposition Notice (the “Partnership Acceptance Deadline”), the General Partner shall notify Parent in writing that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the Parent Disposition Notice, in which case the Parent Entities may own, operate or Transfer the applicable ROFR Assets without any further obligation to offer such ROFR Assets to the Partnership, other than any re-offer of the same ROFR Assets pursuant to the terms set forth in this paragraph (b) below, or (ii) the General Partner has elected, with approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the Parent Disposition Notice (subject to the proviso set forth in Section 5.1(b), including without limitation the requirement to pay the Parent Offer Price). If the Transfer by the Parent Entity to the Proposed Transferee is not consummated in accordance with the terms of the Parent Acquisition Proposal within the later of (A) 180 days after the Partnership Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the Parent Acquisition Proposal shall be deemed to lapse, and the Parent Entity may not Transfer any of the ROFR Assets described in the Parent Disposition Notice without complying again with the provisions of this Article V if and to the extent then applicable.

(c) If requested by the transferee Party, the transferor Party shall use commercially reasonable efforts to obtain financial statements with respect to any ROFR Assets

Transferred pursuant to this Article V as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute. The Parent Entities and the Partnership Group shall cooperate in good faith in obtaining all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.

ARTICLE VI

BUSINESS OPPORTUNITIES

6.1 Restricted Businesses of the Parent Entities. For so long as the Terminalling and Storage Agreement is in effect, and except as permitted by Section 6.2, Parent and each of the Parent Entities shall be prohibited from engaging in or acquiring or investing in any business having assets engaged in the business of terminalling and storing asphalt cement and residual fuels within a 50 mile radius of any Storage Tank Asset (the “Parent Entity Restricted Business”).

6.2 Parent Entity Permitted Exceptions. Notwithstanding any provision of Section 6.1 to the contrary, none of the following shall be deemed to be a Parent Entity Restricted Business:

(a) the ownership and/or operation of any of the Asphalt Processing Assets (including replacements and natural extensions of the Asphalt Processing Assets);

(b) the processing of asphalt and asphalt-related products and related product development activities;

(c) the marketing and distribution of asphalt, asphalt related products and residual fuels;

(d) the terminalling and storage of asphalt and residual fuels at the locations listed in Schedule 6.2(d);

(e) the refining and marketing of other products that do not produce “qualifying income” as defined in the Code;

(f) the purchase and ownership of up to 9.9% of any class of securities of any entity engaged in any Parent Entity Restricted Business;

(g) the acquisition or construction of any Parent Entity Restricted Business that is acquired or constructed by a Parent Entity after the Effective Date (the “Parent Entity Subject Assets”) if, in the case of an acquisition, the fair market value of the Parent Entity Subject Assets, or, in the case of construction, the estimated construction cost of the Parent Entity Subject Assets, is less than $5 million at the time of such acquisition or completion of construction, as the case may be; and

(h) any business conducted by a Parent Entity with the approval of the Conflicts Committee.

6.3 Restricted Businesses of the Partnership Group. For so long as the Terminalling and Storage Agreement is in effect, and except as permitted by Section 6.4, the Partnership Group Members shall be prohibited from engaging in or acquiring or investing in any business having assets engaged in the business of processing, marketing and distributing asphalt cement, asphalt finished products and residual fuels within a 50 mile radius of any Storage Tank Asset or the locations specified in Schedule 6.2(d) (the “Partnership Group Restricted Business”).

6.4 Partnership Group Permitted Exceptions. Notwithstanding any provision of Section 6.3 to the contrary, none of the following shall be deemed to be a Partnership Group Restricted Business:

(a) the ownership and/or operation of any of the Storage Tank Assets (including replacements and natural extensions of the Storage Assets);

(b) terminalling and storing asphalt cement and residual fuels;

(c) the purchase and ownership of up to 9.9% of any class of securities of any entity engaged in any Partnership Group Restricted Business;

(d) the acquisition or construction of any Partnership Group Restricted Business that is acquired or constructed by a Partnership Group Member after the Effective Date (the “Partnership Group Subject Assets”) if, in the case of an acquisition, the fair market value of the Partnership Group Subject Assets, or, in the case of construction, the estimated construction cost of the Partnership Group Subject Assets, is less than $5 million at the time of such acquisition or completion of construction, as the case may be; and

(e) any business conducted by a Partnership Group Member with the approval of Parent.

6.5 Scope of Prohibitions.

(a) Except as provided in this Article VI and the Partnership Agreement, each Parent Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Group Member; and

(b) Except as provided in this Article VI and the Partnership Agreement, each Partnership Group Member shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Parent Entity.

6.6 Enforcement.

(a) The Parent Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Parent Entities of their covenants and agreements set forth in this Article VI, and that any breach by the Parent Entities of their covenants and agreements set forth in this Article VI would result in irreparable injury to the Partnership Group. The Parent Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Parent Entities from such breach, and consent to the issuance of injunctive relief under this Agreement; and

(b) The Partnership Group Members agree and acknowledge that the Parent Entities do not have an adequate remedy at law for the breach by the Partnership Group Members of their covenants and agreements set forth in this Article VI, and that any breach by the Partnership Group Members of their covenants and agreements set forth in this Article VI would result in irreparable injury to the Parent Entities. The Partnership Group Members further agree and acknowledge that any Parent Entity may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Partnership Group Members from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in such courts located in Tulsa, Oklahoma.

7.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.2.

if to the Parent Entities:

SemGroup, L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: President

Fax: (918) 524-8290

if to the Partnership Group:

SemGroup Partners G.P., L.L.C.

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma 74136-4216

Attention: President

Fax: (918) 524-8200

7.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal or if there is a Change of Control of the Partnership, this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by Parent.

7.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.6 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

7.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

7.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

7.10 Effectiveness of Agreement. This Agreement shall become effective upon execution by the Parties hereto. Upon effectiveness of this Agreement, the Original Agreement shall be amended and restated in its entirety to read as set forth herein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on February 20, 2008.

SemGroup, L.P.		SemGroup Energy Partners, L.P.

By	SemGroup G.P., L.L.C., Its General Partner	By	SemGroup Energy Partners G.P., L.L.C. Its General Partner

By	/s/ Gregory C. Wallace	By	/s/ Kevin L. Foxx
	Gregory C. Wallace		Kevin L. Foxx
	Vice President and Secretary		President

SemManagement, L.L.C.		SemGroup Energy Partners G.P., L.L.C.

By	SemGroup, L.P.	By	/s/ Kevin L. Foxx
	Its Sole Member		Kevin L. Foxx
President

By	SemGroup G.P., L.L.C.,
	Its General Partner	SemMaterials Energy Partners, L.L.C.

By	/s/ Gregory C. Wallace	By	/s/ Kevin L. Foxx
	Gregory C. Wallace		Kevin L. Foxx
	Vice President and Secretary		President

SemMaterials, L.P.

By	SemOperating G.P., L.L.C.,
Its General Partner

By	/s/ Gregory C. Wallace
Gregory C. Wallace
Vice President and Secretary

SCHEDULE 6.2(d)

Terminal	Type
Conley, GA	O
Corpus Christi, TX	L
Fruita, CA	L
Ogden, UT	L
Casper, WY	O
Lemont, IL	T
Catoosa, OK	T
Ft. Lauderdale, FL	T
Lake City, FL	T
Portland, ME	T
Savannah, GA	T
Richmond, VA	T
Houston, TX	T
Sunshine, LA	T
Muskogee, OK	T
Urbana, IL	T
Springfield, MO	T
Brownsville, TX	T
Port Lavaca, TX	T
Argo, IL	T
Panama City, FL	T
Grand Island, NE (EM)	O
St. Paul, MN	T
Dubuque, IA	T
Algona, IA	T
Oregon, OH	T

O - Owned
T - Terminal/Throughput
L - Leased and operated